Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

NeuroOne Medical Technologies Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering price Per Unit		Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, to be issued under the NeuroOne Medical Technologies Corporation 2021 Inducement Plan	Other (2)	150,000	(3)	$1.58	(2)		0.00014760
Total Offering Amounts							$237,000		$34.98
Total Fee Offsets									$0.00
Net Fee Due									$34.98

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional shares of NeuroOne Medical Technologies Corporation (the “Registrant”) common stock that become issuable under the Registrant’s 2021 Inducement Plan (the “Inducement Plan”) set forth herein by reason of any stock dividend, stock split, reclassification, recapitalization, spin-off or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s common stock, as applicable.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on December 14, 2023.
(3)	Represents an additional 150,000 shares reserved for grant under the Inducement Plan pursuant to a First Amendment to the Inducement Plan that was approved by the Registrant’s board of directors on November 9, 2023 for a total of 570,350 reserved under the Inducement Plan.